Exhibit 4.86

REINSTATEMENT AND AMENDMENT TO
ASSET PURCHASE AND SALE AGREEMENT

THIS REINSTATEMENT AND AMENDMENT TO ASSET PURCHASE AND SALE AGREEMENT (this **"Amendment"**) is made and entered into as of November 27, 2012 by and between CYPRESS CAMON ENERGY, LLC, as Buyer, and KETCHEN LAND COMPANY, INC.; KETCHEN DEVELOPMENT COMPANY, INC.; WESTBOURNE LANE ASSOCIATES, LLC; DAVIS CREEK ENERGY, LLC; PINE MOUNTAIN LAND COMPANY, INC.; and KETCHEN RESOURCES, LLC, collectively Seller. Buyer and Seller may each be referred to as a "**Party**" or collectively as the "**Parties**".

RECITALS:

WHEREAS, Buyer and Seller entered into that certain Asset Purchase and Sale Agreement dated as of April 27, 2012 (the "**Purchase Agreement**"), pursuant to which Buyer agreed to acquire from Seller, and Seller agreed to sell to Buyer (the "**Sale**"), the Assets (as defined in the Purchase Agreement) of Seller in accordance with the terms of the Purchase Agreement; and

WHEREAS, the Purchase Agreement expired, was terminated and was of no further force and effect by reason of the failure to have a Closing on or before May 25, 2012;

WHEREAS, Seller and Buyer desire and agree to reinstate and amend the Purchase Agreement to, among other things, modify the Purchase Price and the Payment of Purchase Price and establish a new Closing Date, all in accordance with the terms set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

2. Modification of Purchase Price. Section 7.1 of the Purchase Agreement is hereby deleted in its entirety and is amended and restated as follows:

> 7.1 Purchase Price. The total amount to be paid by Buyer to Seller for the Assets and Assumed Liabilities shall be Fifty-Five Million Dollars ($55,000,000.00) less a credit for the Prepaid Items set forth at Exhibit F (recalculated as of the Closing Date) and less the Option Fee referred to below (the "**Purchase Price**"). After application of these two (2) deductions, the Purchase Price at January 31, 2012 was calculated to be Fifty-Three Million Nine Thousand Two Hundred Sixty Three ($53,009,263.00).

3. Modification of Payment of Purchase Price. Section 7.4 of the Purchase Agreement is hereby deleted in its entirety and is amended and restated as follows:

7.4 Payment of Purchase Price. On or before Closing, Buyer shall tender to Closing Agent the Purchase Price by wire transfer or other immediately available funds.

(a) At Closing, Seller shall receive Thirty Million Dollars ($30,000,000.00) (the "**Initial Payment**") and a Promissory Note (the "**Note**") for the remainder of the Purchase Price (the "**Remainder**").

(b) On the First Anniversary of the Closing, Seller shall receive the Remainder of the Purchase Price which at January 31, 2012 was calculated to be $23,009,263.00

4. Modification of Closing. Section 8.1 of the Purchase Agreement is hereby deleted in its entirety and is amended and restated as follows:

8.1 Closing. The Parties shall hold a closing (the "**Closing**") on February 15, 2013. The date of Closing is the "**Closing Date**".

The Seller and Buyer also agree that the Purchase Agreement is further amended to adjust the deadline(s) for pre-Closing tasks as necessary to allow a Closing to occur on or before such Closing Date. The Closing Date under this Reinstatement and Amendment is substituted for "May 25, 2012" in Section 10.4.

5. Deletion of Escrow. Section 12 of the Purchase Agreement is hereby deleted in its entirety and all other references to Escrow, Funds Held in Escrow, Escrowed Funds or an Escrow Agreement throughout the Purchase Agreement are hereby deleted.

6. Modification of Termination. Section 11.1(d) of the Purchase Agreement is hereby deleted in its entirety and is amended and restated as follows:

(d) this Agreement shall terminate and be of no further force and effect if for any reason the Closing does not occur on or before February 15, 2013 and in such event the Parties shall owe each other no obligation.

7. No Other Amendment. All other provisions of the Purchase Agreement not specifically referenced in this Amendment shall be reinstated in full force and effect. Provided, however, Buyer acknowledges and agrees that various changes in the status of Seller's business, such as changes in the status of mining permits, have occurred since April 17, 2012.

8. Entire Agreement. The Purchase Agreement, as amended by this Amendment, constitutes the entire agreement among the parties with respect to the subject matter thereof and together supersede all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter thereof.

9. Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of Tennessee without regard to or application of its conflict of laws rules.

10. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Reinstatement and Amendment to Asset Purchase Agreement as of the date first above written.

BUYER:

Cypress Camon Energy, LLC
By Cypress Camon Investment Management, LLC
Its Managing Member
By: Dallas Groth, Chief Manager

SELLER:

Ketchen Land Company, Inc.
By:

Ketchen Development Company, Inc.
By:

Westbourne Lane Associates, LLC
By:

Davis Creek Energy, LLC
By:

, V.P.
Pine Mountain Land Company, Inc.
By: V. PRESIDENT

Ketchen Resources, LLC
By: